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Exhibit 99.1

News Release

April 15, 2004

Contacts
Investors: Rick Balderrama (720) 558-4474 Investor.relations@mcdata.com	Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 press.releases@mcdata.com

McDATA Revises Outlook for First Quarter 2004

Company revises revenue outlook; expense controls limit EPS impact

        BROOMFIELD, Colo.—April 15, 2004—McDATA® Corporation (NASDAQ: MCDTA/MCDT) today announced a revised outlook for its first quarter of 2004, ended April 30, 2004. McDATA currently expects revenue to be in the estimated range of $94 to $104 million, compared to the company's previous range of $108 to $115 million. This change in anticipated revenue reflects less robust-than-expected early 2004 purchase patterns by customers and end-users, some of which may relate to a slow pace of economic recovery and seasonal softness in IT spending in the first quarter.

        However, with gross margins expected to be on track with previous guidance and operating expenses expected to be lower than previously forecast, McDATA expects non-GAAP fully diluted earnings per share (EPS) to be in a range of $(0.01) to $0.02, compared to previous guidance of breakeven to $0.02. These estimates do not include the company's expected deferred compensation charges and amortization charges related to purchased intangible assets, estimated losses on the investment in Aarohi, restructuring charges or any additional charges related to unanticipated events. The company continues to expect reported EPS to be approximately $0.10 lower than non-GAAP EPS.

        "We anticipated normal industry seasonality in the first quarter of 2004, but we had nonetheless expected to maintain revenue at approximately the level of our very strong fourth quarter, based on a number of factors," said John Kelley, McDATA's CEO and chairman of the board. "Revenues have been somewhat slower to ramp than we expected and more typical of our first-quarter experience historically. We believe this is related to timing rather than underlying demand."

        Some of the specific factors affecting the revised revenue range for the first quarter include somewhat slower ramp-up for new product distribution agreements and high-volume channels, softness in our segment of the storage sector and continued lengthened sales cycle times on high-end purchase decisions. The revised operating expenses outlook reflects slowing of headcount growth, overall expense management and lower variable compensation.

        "McDATA's strong product portfolio and solutions based on more than 20 years of storage networking leadership and expertise continue to add value to customers, which is reflected in our continued strong win rates," continued Mr. Kelley. "Our recent announcement regarding our next generation switch-on-a-chip technology is just one example of how we continue to drive value and lower the total cost of ownership for both first-time and enterprise-class storage networking customers. We are continuing to focus on driving value to our end-customers, while maintaining focus on profitability."

        McDATA will hold a conference call to discuss first quarter results on May 20, 2004, at 3:00 p.m. MT. The conference call will be simultaneously webcast on the company's website, and archived for future review. The webcast presentation will include slides containing additional detailed information of interest to investors.

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About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ materially from expectations include: changes in our relationship with EMC Corporation, or EMC, International Business Machines Corporation, or IBM, and Hitachi Data Systems, or HDS, and the level, timing and terms of their orders; our ability to successfully increase sales of McDATA's multi-protocol network switches and management software, and to diversify our revenue base; the impact of a highly competitive market that is expected to lead to longer sales cycles and continued pricing pressures; additional manufacturing and component costs and production delays that we may experience as we continue the transition to new products; a loss of any of our key customers (and our OEMs' key customers), distributors, resellers or our manufacturers; our ability to expand our product offerings and any transition to new products (including higher port density products and Multi-protocol and intelligent products); any change in business conditions, our business and sales strategy or product development plans, and our ability to attract and retain highly skilled individuals; competition in the Multi-protocol (Fibre Channel and IP) network market (including competitive pricing pressures and product give-aways) by our competitors, including but not limited to, Brocade Communication Systems, Inc., or Brocade, QLogic Corp, or QLogic., Computer Network Technology Corporation, or CNT, Cisco Systems, Inc., or Cisco, and other IP and Multi-protocol switch suppliers; delays and changes in the development of new products and new technology and component quality and availability; any industry or technology changes that cause obsolescence of our products or components of those products; and one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, or SEC, including the risk factors discussed in this Quarterly Report. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDATA Revises Outlook for First Quarter 2004